Third Amendment to Commercial Lease Agreement

This Amendment and Extension of Commercial Lease Agreement (this “Amendment”), entered into this 1st day of July 2025 by and between DeSoto Investments, LLC (the “Landlord”) and Biodesix, Inc (the “Tenant”).

RECITALS:

A.
Landlord and Tenant have entered into that Commercial Lease Agreement dated November 1, 2020 , the Amendment To Commercial Lease Agreement dated March 3, 2023 and the Second Amendment to Commercial Lease Agreement dated March 28, 2024 collectively, the “Lease”, pursuant to which the Landlord has leased to Tenant certain premises located at 8960 Commerce Drive, Building 6, De Soto, Kansas.
B.
Pursuant to the Second Amendment to the Commercial Lease Agreement, Landlord and Tenant agreed to extend term of lease and to include 8960 Commerce Drive, Building 6, De Soto, Kansas consisting of 9,066 sq. ft., and the premises located at 8960 Commerce Drive, Unit 4C, De Soto, Kansas, consisting of 1,772 sq. ft. (the “Annex”), comprising a total rental square footage of 10,838 sq. ft.

AGREEMENT:

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.
Extension of Term. The term of the lease is hereby extended for Building 6 and Unit 4C for a period commencing July 1, 2025 and expiring June 30, 2030 (the “extended term”).
2.
The Minimum Guaranteed Rental. Tenant shall pay to Landlord, as rent during the extended term, the following amounts:
a.
$15,263.52 per month July 1, 2025 – June 30, 2030 $16.90 per sq. ft.
3.
Common Area Maintenance. Tenant shall also pay to Landlord CAM charges, taxes, and insurance of approximately: $4.375 sf (based on 2024 CAM rates), adjusted annually.
a.
$3,951.35 per month commencing July 1, 2025 4.375 per sq. ft.
4.
Property Insurance. Rate will remain flat from that amount assessed in 2024 for the extended term.
5.
Fixtures. The date for fulfillment of the restoration obligation is hereby set to the condition of the premises as it exists as of the date of this Amendment. Such condition is further evidenced by Attachment A, Tenant Improvement and Attached Equipment Listing which denotes major tenant improvements completed prior this Amendment.
6.
Notices. Tenant notice address is updated to: Attn: Biodesix Legal Affairs, 919 W. Dillon Rd, Louisville, CO 80027

A. OPTIONS TO RENEW: Option to Renew Lease. Tenant shall have the right, at its option, to extend the term of this Amendment for two (2) additional five (5) years from the date of this Amendment

(“Renewal Term(s”)upon Tenant giving written notice to Landlord at least one hundred and eighty

(180) days prior to the expiration of the extended term or renewal term, as applicable. Each Renewal Term shall be on the same terms and conditions of this of the Lease and this Amendment.

1.
Monthly Base Rent during Renewal Term shall be adjusted to the greater of:
a.
Fair market rate as mutually agreed by the parties, or
b.
105% of the Base Rent in effect during the month immediately preceding the applicable Renewal Term.
2.
Tenant must be in good standing with Landlord to exercise their option to renew.

IN WITNESS WHEREOF, said parties hereunto subscribed their names.

Landlord:

De Soto Investments, LLC

By:	/s/ JOHN BICKIMER
Title:	Chief Financial Officer
Date:	August 4, 2025

Tenant:

Biodesix, Inc.

By:	/s/ ROBIN COWIE
Title:	Chief Financial Officer
Date:	August 6, 2025